PRESS RELEASE


FOR IMMEDIATE RELEASE                                                   Contact:
August 15, 2005                                                   Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 743-7745

                               QCR Holdings, Inc.
      Announces Plans to Acquire a Majority Interest in M2 Lease Funds LLC



QCR Holdings, Inc. (Nasdaq SmallCap/QCRH) announced today that on August 12, 2005, Quad City Bank and Trust Company, a wholly-owned bank subsidiary of the Company, entered into a Unit Purchase Agreement with John Engelbrecht, the President and Chief Executive Officer of M2 Lease Funds LLC ("M2").

M2, based in the Milwaukee, Wisconsin area, is engaged in the business of leasing machinery and equipment to commercial and industrial businesses under direct financing lease contracts. As of July 31, 2005, M2 had total assets of approximately $32.4 million.

The agreement provides for Quad City Bank and Trust Company to purchase 80% of M2's membership units for an approximate purchase price of $5.3 million, which is subject to adjustment at closing. The transaction is subject to regulatory approval, as well as Mr. Engelbrecht's purchase of 80% of M2's issued and outstanding membership units from a current member of M2. The transaction is expected to close in the third quarter. After the transaction is completed, Quad City Bank and Trust Company will own 80% of M2's outstanding membership units and Mr. Engelbrecht, who will own the remaining 20% of membership units, will continue to serve as M2's President and Chief Executive Officer.

Douglas Hultquist, President and Chief Executive Officer of the Company, said that "QCR Holdings has a strong focus on commercial banking in all three of its community bank charters. The addition of M2 Lease Funds adds a significant component to our commercial product offerings. Because most companies in the United States lease some of their equipment, we are confident that our existing customers will benefit from M2 Lease Funds's expertise and that it will provide additional growth opportunities with new customers."

Mr. Hultquist added, "We are very fortunate to partner with John Engelbrecht. John has over twenty-five years of experience in the leasing industry and an outstanding track record. We expect him to be a valuable addition to our management team. John and his team will remain in the Milwaukee area, but will serve our existing markets and the entire Midwestern region. We expect the addition of M2 to be immediately accretive to consolidated earnings per share."

"I am very pleased to be joining QCR Holdings and their commercial banking team," said Mr. Engelbrecht. He added, "M2's experienced staff will bring significant leasing expertise to all three bank charters, and we will benefit from considerable customer synergies."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and
(xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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